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As filed with the Securities and Exchange Commission on June 14, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	22-3305147 (I.R.S. Employer Identification Number)
11 Commerce Drive, Cranford, New Jersey (908) 272-8000 (Address, including telephone number, of Principal Executive Offices)	07016 Zip Code

MACK-CALI REALTY CORPORATION
2004 INCENTIVE STOCK PLAN
(Full Title of the Plan)

Copies to:
Mitchell E. Hersh President and Chief Executive Officer Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey (908) 272-8000	Blake Hornick, Esq. Pryor Cashman Sherman & Flynn LLP 410 Park Avenue New York, New York 10022 (212) 421-4100
(Names, addresses and telephone numbers of agents for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($0.01 par value)	2,500,000 shares	$39.615	$99,037,500	$12,548.05

*
All of the securities registered by this registration statement are issuable under the Plan.

**
Estimated, in accordance with Rule 457(h), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Share represents the average of the high and low prices of our common stock as reported by The New York Stock Exchange on June 10, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I will be sent or given to directors, officers, employees, consultants and advisors as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

        We hereby incorporate by reference in this registration statement the following documents:

          (a)   Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2003;

          (b)   Our Quarterly Report on Form 10-Q (File No. 1-13274) for the fiscal quarter ended March 31, 2004;

          (c)   Our Current Reports on Form 8-K (File Nos. 1-13274) dated March 22, 2004, May 7, 2004 and June 1, 2004;

          (d)   Our Proxy Statement relating to our Annual Meeting of Stockholders held on May 20, 2004; and

          (e)   The description of our common stock and the description of certain provisions of the laws of the State of Maryland and our charter and bylaws, contained in our Articles of Restatement dated June 11, 2001, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q dated June 30, 2001, and our Amended and Restated Bylaws dated June 10, 1999, filed as Exhibit 3.2 to our Current Report on Form 8-K dated June 10, 1999, and any amendments or reports filed for the purpose of updating such description.

        The information we incorporate by reference is considered to be part of this registration statement and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate by reference the documents listed above and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Our officers and directors are indemnified under Maryland law, our charter and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the "Partnership Agreement of Mack-Cali Realty, L.P."), against certain liabilities. Our charter authorizes us, and our bylaws require us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

        The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. No amendment of our charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits us to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

        The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with the MGCL. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

        The Partnership Agreement of Mack-Cali Realty, L.P. also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our charter, and limits the liability of us and our officers and directors to Mack-Cali Realty, L.P. and its partners to the same extent liability of our officers and directors to our stockholders is limited under our charter.

        In addition, the Delaware Revised Limited Partnership Act provides that a limited partner has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

        We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and bylaws and the Partnership Agreement of Mack-Cali Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by the stockholders to eliminate the rights it provides.

Item 7. Exemption From Registration Claimed.

        Not applicable

Item 8. Exhibits.

Exhibit Number	Description
4.1	Form of Common Stock Certificate.
5.1	Opinion of Pryor Cashman Sherman & Flynn LLP.
10.1	Mack-Cali Realty Corporation 2004 Incentive Stock Plan.
23.1	Consent of Pryor Cashman Sherman & Flynn LLP (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (see signature page).

Item 9. Undertakings.

        We, the undersigned registrant, hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        We hereby further undertake that, for the purposes of determining any liability under the Securities Act, each filing of our annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 14th day of June, 2004.

MACK-CALI REALTY CORPORATION
By:	/s/ MITCHELL E. HERSH Mitchell E. Hersh President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell E. Hersh, Roger W. Thomas, Barry Lefkowitz or Michael Grossman, or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MITCHELL E. HERSH Mitchell E. Hersh	President, Chief Executive Officer and Director	June 14, 2004
/s/ BARRY LEFKOWITZ Barry Lefkowitz	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	June 14, 2004
/s/ WILLIAM L. MACK William L. Mack	Chairman of the Board	June 14, 2004
/s/ ALAN S. BERNIKOW Alan S. Bernikow	Director	June 14, 2004
/s/ JOHN R. CALI John R. Cali	Director	June 14, 2004
/s/ NATHAN GANTCHER Nathan Gantcher	Director	June 14, 2004
/s/ DAVID S. MACK David S. Mack	Director	June 14, 2004
/s/ ALAN G. PHILIBOSIAN Alan G. Philibosian	Director	June 14, 2004
/s/ VINCENT TESE Vincent Tese	Director	June 14, 2004
/s/ ROBERT F. WEINBERG Robert F. Weinberg	Director	June 14, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Common Stock Certificate.
5.1	Opinion of Pryor Cashman Sherman & Flynn LLP.
10.1	Mack-Cali Realty Corporation 2004 Incentive Stock Plan.
23.1	Consent of Pryor Cashman Sherman & Flynn LLP (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (see signature page).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS